Premier Power Renewable Energy, Inc.
4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762

We consent to the use in this Amendment to Current Report of Premier Power Renewable Energy, Inc. on Form 8-K/A of our report dated September 24, 2009, on the financial statement of Premier Power Italy S.p.A. appearing in the Report.

Ria & Partners S.p.A.

/s/ Ria & Partners S.p.A.

Rome, Italy
October 15, 2009